FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2014	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 7.6% INCREASE IN FIRST QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, April 23, 2014 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended March 31, 2014.

Parke Bancorp reported net income available to common shareholders of $2.03 million or $0.29 per diluted common share for the quarter ended March 31, 2014, compared to $1.88 million, or $0.32 per diluted common share, for the quarter ended March 31, 2013, an increase of 7.6%.

The following is a recap of significant items that impacted the first quarter of 2014 compared to the same quarter last year: a $513,000 increase in net interest income primarily attributable to higher loan volume and lower deposit rates; a $178,000 increase in the gain on the sale of investment securities; a $185,000 increase in compensation and benefits expense due to increased staffing and salary increases; and a $375,000 increase in OREO expense.

At March 31, 2014, Parke Bancorp's total assets were increased to $800.04 million from $794.94 million at December 31, 2013, an increase of $5.10 million, or 0.6%, from $794.94 million at December 31, 2013, primarily due to an increase in loans available for sale.

Parke Bancorp's total loans decreased to $650.78 million at March 31, 2014 from $654.54 million at December 31, 2013, a decrease of $3.76 million or 0.6%.

At March 31, 2014, Parke Bancorp had $32.69 million in nonperforming loans representing 5.0% of total loans, a decrease from $35.95 million at December 31, 2013. OREO at March 31, 2014 was $29.64 million, compared to $28.91 million at December 31, 2013. OREO consisted of 30 properties, the largest being a condominium development recorded at $10.62 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 7.8% of total assets at March 31, 2014 as compared to 8.2% of total assets at December 31, 2013. Loans past due 30 to 89 days were $2.66 million at March 31, 2014, a decrease of $1.01 million from the previous quarter end.

At March 31, 2014, Parke Bancorp's allowance for loan losses was $19.44 million, as compared to $18.56 million at December 31, 2013. The ratio of allowance for loan losses to total loans was 3.0% at March 31, 2014 compared to 2.8% at December 31, 2013. The increase is due to the establishment of a $2.4 million specific reserve on a nonperforming residential mortgage loan based on an updated appraisal. The ratio of allowance for loan losses to non-performing loans improved to 59.5% at March 31, 2014, compared to 51.6% at December 31, 2013.

Parke Bancorp's total investment securities portfolio decreased to $33.26 million at March 31, 2014 from $37.80 million at December 31, 2013, a decrease of $4.54 million or 12.0%. The decrease was due to the sale of three TruPS collateralized debt investment securities. Due to the recently enacted Volcker Rule, financial institutions are no longer permitted to hold these securities in portfolio. The sale generated a gain of $178,000.

 At March 31, 2014, Parke Bancorp's total deposits were $633.45 million, up from $626.80 million at December 31, 2013, an increase of $6.65 million or 1.1%.

Parke Bancorp's total borrowings decreased to $64.14 million at March 31, 2014 from $68.68 million at December 31, 2013, a decrease of $4.54 million or 6.6%.

Total shareholders’ equity increased to $95.89 million at March 31, 2014 from $93.72 million at December 31, 2013, an increase of $2.17 million or 2.3%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“The metrics of the Company continued to improve in the first quarter of 2014, with close to an 8% increase in earnings, Net interest income increased $513,000, cost of deposits declined, our non-performing assets declined by nearly $3 million and our 30 to 89 days past due loans decreased by $1 million to $2.66 million. Although we did not have any growth in our loan portfolio in the first quarter, we are seeing increased activity in conventional and SBA loan demand. Tim Cole, a seasoned loan officer has joined our lending team and we are already seeing quality loans from Tim. We are cautiously optimistic that the economy is continuing to stabilize, which we believe should support company expansion and provide new lending opportunities.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to whether the economy continues to stabilize and our ability to expand our lending opportunities and further reduce our NPAs or to originate new loans and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	March 31 2014	December 31, 2013	% Change
	(in thousands)
Total Assets	$800,035	$794,943	0.6%
Cash and cash equivalents	51,379	45,661	12.5%
Investment securities	33,260	37,798	-12.0%
Loans, net of unearned income	650,780	654,541	-0.6%
Deposits	633,453	626,798	1.1%
Borrowings	64,139	68,683	-6.6%
Total shareholders’ equity	95,889	93,716	2.3%

Operating Ratios
	Three Months Ended March 31,
	2014	2013
Return on average assets	1.19%	1.13%
Return on average common equity	11.08%	11.07%
Interest rate spread	4.34%	4.13%
Net interest margin	4.53%	4.33%
Efficiency ratio	49.55%	44.69%

Asset Quality Data
	March 31, 2014	December 31, 2013
	(in thousands)
Allowance for loan losses	$19,438	$18,560
Allowance for loan losses to total loans	2.99%	2.84%
Non-accrual loans	$32,694	$35,954
OREO	$29,642	$28,910

Statements of Income Data
	Three Months Ended March 31,
	2014	2013
	(in thousands)
Interest and dividend income	$9,606	$9,292
Interest expense	1,398	1,597
Net interest income	8,208	7,695
Provision for loan losses	1,000	1,000
Net interest income after provision for loan losses	7,208	6,695
Non-interest income	960	647
Non-interest expense	4,543	3,728
Income before income taxes	3,625	3,614
Provision for income taxes	1,162	1,370
Net income attributable to Company and noncontrolling (minority) interests	2,463	2,244
Net income attributable to noncontrolling (minority) interests	(137)	(107)
Net income attributable to Company	2,326	2,137
Preferred stock dividend and discount	300	254
Net income available to common shareholders	2,026	1,883

Basic income per common share	0.34	0.32
Diluted income per common share	0.29	0.32

Weighted shares - basic	5,988,742	5,927,010
Weighted shares - diluted	7,916,564	5,930,217